January 24, 2007

Mr. David Riedel
Objective Equity LLC
10 Leonard Street 7 S
New York, NY 10013

Dear Mr.Riedel:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the “Agreement”) for the twenty four month period commencing January 9, 2007 between Objective Equity LLC (“OE”) and Clear Choice or it’s successor. (“CC”) whereby you will provide certain advisory services to CC on a non-exclusive best efforts basis, including general corporate finance, advisory, M&A and business development services.

OE will devote a portion of his professional resources to CC during the course of this agreement; CC acknowledges that it is engaging OE on a best efforts basis.

A. Advisory Services to Be Performed for CC

1. Merger and Acquisition Services. OE will assist CC in identifying potential merger and/or acquisition candidates to CC. OE will assist in contacting pre-approved target companies and in structuring such transactions on an exclusive basis for the period of this contract.

Compensation: CC agrees to pay to OE at Closing in like-kind compensation an M&A Success Fee according to a Lehman Formula based on the value of the transaction as follows: 5% of the first $4 million in value, 4% of the second $4 million in value, 3% of the third $4 million in value, 2% of the fourth $4 million in value and 1% of all value thereafter. Value will be determined based on the value of common stock issued at its then fair market value plus any cash paid to the owners for the company acquired. Cash paid in the form of a loan is not included in the determination of acquisition value.

In addition, CC agrees to pay a $100,000.00 (one hundred thousand dollar) cash bonus upon successful closing of an M&A transaction valued at $5,000,000.00 or greater.

2. Corporate Advisory and Financial Placement Services. OE will make itself available to offer on going corporate advisory and finance services to CC on a best efforts basis.

Compensation Advisory Services: CC will issue to OE 500,000 restricted shares of Clear Choice Stock and a $5,000 per month fee will be paid by CC to OE for its minimum services once CC has raised 2mm in additional funding. Additionally, CC will pay OE a rate of $250.00 per hour for any hours incurred by OE in excess of 40 hours per month.

(a) Placement Fees. The Company shall pay to OE a cash placement fee equal to 8% of the total purchase price of the Company’s securities sold including all amounts placed in an escrow account or payable in the future (including future issuances resulting from anti dilution provisions) and all amounts paid or payable upon exercise, conversion or exchange of such securities received or receivable directly by the Company (“Aggregate Consideration”) in any placement of the Company’s securities in connection with OE’s efforts hereunder. Such consideration paid in cash shall be paid directly to OE out of escrow, as and when such consideration is paid to the Company. Notwithstanding the foregoing, in connection with the exercise of any investor warrants issued in connection with a placement of the securities in connection with OE’s efforts hereunder, OE’s placement fee shall be reduced to 4% of the cash proceeds and shall be paid on receipt of such funds into the escrow account established for this purpose by the Company.

(b) Warrants. On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to OE warrants equal to 8% of the funds (the “Warrants”) per $1 million raised by OE or through any of its introductions. The exercise price of the Warrants shall equal the lower price (to any investor(s)) at which any common equity of the Company is or may be sold in such placement or upon the conversion, exercise or exchange of such securities. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 3 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall be transferable, subject only to the securities laws, by the holders thereof. OE represents covenants and agrees that it will obtain the Warrants for investment purposes for its own account only and will not sell, offer to sell, distribute or offer to distribute, the Warrants or securities of the Company into which the Warrants are convertible, without being registered under the Securities Act of 1933, as amended.

(c) Tail Period. The Company shall and shall have caused its affiliates to pay OE all compensation described in this Section 3 with respect to all financings with introduced parties at any time prior to the expiration of 18 months after the Termination Date (the “Tail Period”).

3. General Business Development Services. OE will assist CC, on a best efforts basis, in the identification of new U.S. and international business development opportunities including but not limited to (i) new marketing and distribution channels, (ii) new strategic marketing, co-marketing, or private label agreements, or (iii) new technology, hardware or software partners, or (iv) new research clients.

Compensation: OE and CC agree to negotiate in good faith, in advance, a compensation schedule for Business Development Services provided by OE on a case-by-case basis. In general OE will expect a fee of approximately 10% of the revenues for a period of one year, which compensation shall survive termination of this Advisory Agreement.

B. Expenses

CC agrees to reimburse OE for reasonable out-of-pocket travel expenses related to OE's performance of the services described in this Agreement (i.e. travel and lodging for OE professionals to destinations where CC has requested or approved the presence of OE professionals).

C. Term of Agreement

The term of this Agreement shall commence on January 24, 2007 and shall be in effect for twenty four months, automatically renewable for an additional 12 months unless terminated in writing by CC, OE’s compensation shall survive termination of this Agreement according to the following terms:

D. Indemnification

OE and CC agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

E. Governing Law

This Agreement shall be governed by the laws of the State of New York.

F. Signatures

By their authorized signatures below, OE and CC do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

G.	Acceptance or Rejection by CC

CC shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, or advice presented, discovered or procured by OE pursuant to this agreement. As long as business opportunity is rejected within 5 business of presentation to CC by OE. In the event of a rejection by CC, for any reason, OE shall not be entitled to any of the compensation that would have been payable hereunder, if the transaction had been consummated. OE is, furthermore, not authorized to enter into any agreements with any person or entity on behalf of CC

H.	Confidentiality

In the course of rendering the services provided for in this Agreement, CC will learn and may develop information which is considered by OE to be confidential. CC agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of OE.

ACCEPTED FOR CC

/s/ Michael J. Schifsky
Michael J. Schifsky
Chief Financial Officer

ACCEPTED FOR OE

/s/ David Riedel
Mr. David Riedel